Exhibit 99.1
CARDIOGENESIS CORPORATION NAMES PAUL J. McCORMICK
EXECUTIVE CHAIRMAN
IRVINE, Calif., June 24, 2009 /PRNewswire-FirstCall/ — Cardiogenesis Corporation (Pink Sheets: CGCP), a market leader in laser transmyocardial revascularization (TMR), today announced that Paul J. McCormick has been appointed as Executive Chairman and will join the management team effective July 1st. As Executive Chairman, Mr. McCormick will have responsibilities in the areas of corporate strategy development and execution, financing, and investor relations. In addition the company announced that Richard Lanigan, the company’s current President, has been named as Executive Vice President of Marketing.
Mr. McCormick has more than twenty-eight years of management experience in the medical device industry. He was named Chairman of the Board in May 2007. He is the former Chief Executive Officer of Endologix, Inc. (NASDAQ: ELGX) a manufacturer of minimally invasive treatments for abdominal aortic aneurysms. During his ten-years at Endologix, he directed the clinical development, regulatory strategy and commercial launch of that company’s technology.
“I appreciate the opportunity to work with this strong management team and the Board on creating and building shareholder value. This new management structure allows the company to better focus its human resources on the execution of its corporate strategies,” Mr. McCormick said. “The company is in an enviable space of having a clinically significant technology and a clear strategy going forward. I believe we must re-engage the cardiology community to increase patient referrals for our products, demonstrate to cardiovascular surgeons a broader clinical utility of TMR with a particular focus on its potential to improve the patency of vein bypass grafts, as well as develop its proprietary PHOENIX® System for combination delivery of TMR plus biologics for which it expects to begin a US clinical trial later this year.”
About Cardiogenesis Corporation
Cardiogenesis is a medical device company specializing in the therapies for the treatment of chronic cardiac ischemia. The company’s market leading Holmium:YAG laser system and disposable fiber-optic accessories are used to perform a FDA-cleared surgical procedure known as Transmyocardial Revascularization (TMR) to treat patients suffering from angina. Surgical products and accessories for the Cardiogenesis TMR procedure, which are marketed in the U.S. and around the world, have been shown to reduce angina and improve the quality of life in patients with coronary artery disease.

For more information on the company and its products, please visit the Cardiogenesis company website at http://www.cardiogenesis.com or the direct to patient website at http://www.heartofnewlife.com.
With the exception of historical information, the statements set forth above include forward-looking statements. Any forward-looking statements in this news release related to the possible effectiveness of the company’s PHOENIX delivery system or other technologies and the effect of such system or technology on the company’s sales, profitability, the adoption of its technology and products and FDA clearances are based on current expectations and beliefs and are subject to numerous risks and uncertainties, many of which are outside the company’s control, that could cause actual results to differ materially. Factors that could affect the accuracy of these forward-looking statements include, but are not limited to: any inability by the company to sustain profitable operations or obtain additional financing on favorable terms if and when needed; any failure to obtain required regulatory approvals; failure of the medical community to expand its acceptance of TMR or PMC procedures; possible adverse governmental rulings or regulations, including any FDA regulations or rulings; the company’s ability to comply with international and domestic regulatory requirements; possible adverse Medicare or other third-party reimbursement policies or adverse changes in those policies; any inability by the company to ship product on a timely basis; the company’s ability to manage its growth; adverse economic developments that could adversely affect the market for our products or our ability to raise needed financing; actions by our competitors; restrictions contained in our convertible debt obligations requiring the issuance of shares rather than repayment in cash; and the company’s ability to protect its intellectual property. Other factors that could cause Cardiogenesis’ actual results to differ materially are discussed in the “Risk Factors” section of the company’s Annual Report on Form 10-K for the year ended December 31, 2008 and the company’s other recent SEC filings. The company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.
Company Contact
Paul McCormick, Executive Chairman
949-420-1808
http://www.cardiogenesis.com